EXHIBIT 99.1

[OMEGA PROTEIN LOGO]

NEWS

Omega Protein Corporation Receives Letter Proposal

HOUSTON, September 3, 2003—Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of
Omega-3 fish oil and specialty fish meal products, today reported that it has received a letter dated August 29, 2003 from Ferrari Investments of Comodoro Rivadava, Argentina stating that Ferrari Investments and unidentified U.S. partners “are today making a bid for all the outstanding shares of Omega Protein Corporation” at a price of U.S. $9.50 per share in cash, and requesting a meeting with the Company. The letter also states that Ferrari Investments is a recent 4% stockholder of the Company. The letter was subsequently posted by an unknown person on an internet website on September 2, 2003.

The Company has no substantive information regarding the credibility of the information in this letter, any steps Ferrari Investments has taken or may take in furtherance of any bid or proposal, the means by which a bid would be made or the ability of Ferrari Investments to consummate any transaction. The Company has requested certain additional information from the purported purchaser in order to assist its Board of Directors in assessing the proposal, including financial statements, source of cash for the transaction, biographical information on principals, compliance with the Department of Homeland Security’s requirements on U.S. citizenship for ownership of fishing vessels in U.S. waters, and banking references.

The Company is making information in this release available because the letter proposal was posted on a public internet website. If the Company receives further information, it will take such action as it considers appropriate, including, if any offer should be commenced, declaring the position of the Company with respect thereto. If an offer is commenced, stockholders are requested to defer making a determination to accept or reject the offer until they have been advised of the Company’s position.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward -looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; and (3) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors That May Affect Forward-Looking Statements” and “—Seasonality and Quarterly Results.”

CONTACT:	Investor Relations, (713) 623-0060 or e-mail at news@omegahouston.com
Web site: www.omegaproteininc.com